Exhibit 10.3

AMENDMENT 2010-1
TO THE
AMENDED AND RESTATED 2005 EMPLOYMENT AGREEMENT

THIS AMENDMENT, dated as of October 12, 2010, between Integra LifeSciences Holdings Corporation, a Delaware corporation (the “Company”) and John B. Henneman, III (“Executive”).

RECITALS

WHEREAS, the Company and Executive previously entered into the Amended and Restated 2005 Employment Agreement, dated as of December 19, 2005, (as amended from time to time, the “Employment Agreement”), that sets forth the terms and conditions of Executive’s employment with the Company;

WHEREAS, as of January 2, 2008, the Company and Executive entered into Amendment 2008-1 to the Employment Agreement (“Amendment 2008-1”) to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder;

WHEREAS, as of December 18, 2008, the Company and Executive entered into Amendment 2008-2 to the Employment Agreement (“Amendment 2008-2”) to extend the term of Executive’s employment and to modify certain other provisions of the Employment Agreement;

WHEREAS, as of April 13, 2009, the Company and Executive entered into Amendment 2009-1 to the Employment Agreement (“Amendment 2009-1”) to provide for a temporary reduction in base salary and change in the form of bonus for 2008 and 2009 and to modify certain other provisions of the Employment Agreement;

WHEREAS, the Company and Executive desire to amend the Employment Agreement as set forth herein; and

WHEREAS, Section 17(a) of the Employment Agreement provides that the Employment Agreement may be amended pursuant to a written agreement between the Company and Executive.

NOW, THEREFORE, the Company and Executive hereby agree that, effective as of November 1, 2010, the Employment Agreement shall be amended as follows:

1. Section 3 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“3. Term of Agreement. Unless earlier terminated by Executive or the Company as provided in Section 12 hereof, the term of Executive’s employment under this Agreement shall commence on the date of this Agreement and terminate on January 4, 2013 (the “Term”). Except as hereinafter provided, on January 4, 2013 and on each subsequent one-year anniversary thereof, the Term shall be automatically extended for one year unless either party shall have given to the other party written notice of termination of this Agreement at least six months prior to such anniversary. If written notice of termination is given as provided above, Executive’s employment under this Agreement shall terminate on the last day of the then-current Term.”

2. Section 5 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“5. Compensation. As of January 1, 2010, Executive’s base salary rate is equal to $500,000 per annum. Effective as of January 1, 2011, Executive’s base salary rate shall be equal to $525,000 per annum, and effective as of January 1, 2012, Executive’s base salary rate shall be equal to $550,000 per annum. Executive’s base salary, as determined in accordance with this Section 5 and as may be increased from time to time, is hereinafter referred to as his “Base Salary.” Executive’s Base Salary shall be payable in periodic installments in accordance with the Company’s regular payroll practices in effect from time to time. Executive’s Base Salary shall be subject to annual reviews, but may not be decreased without Executive’s express written consent.”

3. The following new Subsection 8(d) is hereby added to the Employment Agreement:

“(d) On or about December 15, 2010, the Company shall grant to Executive an award in the form of restricted stock covering the number of shares of the Company’s common stock equal to $3,000,000 in value based on the closing price of the Company’s common stock on the grant date (the “2011 Extension Award”) pursuant to the Company’s Second Amended and Restated 2003 Equity Incentive Plan and the terms and conditions set forth in the Restricted Stock Agreement substantially in the form of Exhibit C hereto (the “2011 Restricted Stock Agreement”). The parties acknowledge and agree that the 2011 Extension Award consists of a signing award bonus. The 2011 Extension Award shall, subject to Executive’s continued employment with the Company, vest with respect to 50% of the underlying shares on each of the first- and second-year anniversaries of the grant date, subject to the terms and conditions set forth in the 2011 Restricted Stock Agreement and the Company’s Second Amended and Restated 2003 Equity Incentive Plan. The 2011 Extension Award is not intended to be in lieu of, and shall not affect Executive’s rights to, any other equity compensation.”

4.	Subsection 12(b) is revised in its entirety to read as follows:

“(b) Termination with Salary Continuation (No Change in Control). Except as provided in subsection 12(c) in the event of a Change in Control and subject to Executive and the Company executing, within 30 days after the Termination Date, a mutual release that is mutually agreeable (provided, however, that Executive shall not be required to execute such mutual release as a condition to the receipt of the payments and benefits described below unless the Company also executes such mutual release), in the event (i) Executive’s employment is terminated by the Company for a reason other than death, Disability or Cause, or (ii) Executive terminates his employment for Good Reason, or (iii) Executive’s employment is terminated upon the expiration of the then-current Term by reason of the Company’s election not to extend the Term pursuant to a Termination Notice provided under Section 3 above, then the Company shall:

(1) pay Executive a severance amount equal to Executive’s Base Salary (determined without regard to any reduction in violation of Section 5) as of his last day of active employment, plus the target bonus under Section 6; the severance amount shall be paid in a single sum on the first business day of the month following the Termination Date;

(2) pay to Executive, for the period ending on the earliest of (i) the first anniversary of the Termination Date, (ii) the date of Executive’s full-time employment by another employer, (iii) Executive’s death, or (iv) the first month in which Executive does not pay to the Company the applicable monthly premium for COBRA insurance coverage under the Company’s group health plan, a monthly cash payment, payable on the first business day of each month that follows the Termination Date, in an amount equal to the aggregate monthly premium cost for “COBRA” family health coverage under the Company’s group health plan; and

(3) pay to Executive, for the period ending on the earliest of (i) the first anniversary of the Termination Date, (ii) the date of Executive’s full-time employment by another employer, or (iii) Executive’s death, a monthly cash payment, payable on the first business day of each month that follows the Termination Date, in an amount equal to the monthly premium cost that the Company would have paid on behalf of Executive to cover Executive under the Company’s life and disability insurance plans if Executive’s employment with the Company had not terminated.”

5.	Subsection 12(c) is revised in its entirety to read as follows:

“(c) Termination with Salary Continuation (Change in Control). Notwithstanding anything to the contrary set forth in subsection 12(b), and subject to Executive and the Company executing, within 30 days after the Termination Date, a mutual release that is mutually agreeable (provided, however, that Executive shall not be required to execute such mutual release as a condition to the receipt of the payments and benefits described below unless the Company also executes such mutual release), in the event within twelve months of a Change in Control: (i) Executive terminates his employment for Good Reason, or (ii) Executive’s employment is terminated by the Company for a reason other than death, Disability or Cause, or (iii) Executive’s employment is terminated upon the expiration of the then-current Term by reason of the Company’s election not to extend the Term pursuant to a Termination Notice provided under Section 3 above, then the Company shall:

(1)	pay Executive a severance amount equal to 2.99 times the amount that results from adding Executive’s Base Salary (determined without regard to any reduction in violation of Section 5) as of his last day of active employment plus the target bonus under Section 6; the severance amount shall be paid in a single sum on the first business day of the month following the Termination Date;

(2)	pay to Executive, for the period ending on the earliest of (i) the later of December 19, 2014 or December 19 of the year following the year in which the Termination Date occurs, or (ii) the Executive’s death, or (iii) the earlier of (A) during the COBRA continuation period, the first month in which Executive does not pay to the Company the applicable monthly premium for COBRA insurance coverage under the Company’s group health plan, or (B) following the expiration of the COBRA continuation period, the first month in which Executive does not provide the Company with evidence that he is receiving health insurance coverage from another insurance provider, a monthly cash payment, payable on the first business day of each month that follows the Termination Date, in an amount equal to the aggregate monthly premium cost for “COBRA” family health coverage under the Company’s group health plan; and

(3)	pay to Executive, for the period ending on the earliest of (i) the later of December 19, 2014 or December 19 of the year following the year in which the Termination Date occurs, or (ii) the Executive’s death, a monthly cash payment, payable on the first business day of each month that follows the Termination Date, in an amount equal to the monthly premium cost that the Company would have paid on behalf of Executive to cover Executive under the Company’s life and disability insurance plans if Executive’s employment with the Company had not terminated; and

(4)	pay to Executive all reasonable legal fees and expenses incurred by Executive during his lifetime as a result of such termination of employment (including all fees and expenses, if any, incurred by Executive in contesting or disputing any such termination or in seeking to obtain to enforce any right or benefit provided to Executive by this Agreement whether by arbitration or otherwise). The foregoing limitation shall not preclude Executive’s estate or heirs from recovering reasonable legal fees (and related expenses) in accordance with the provisions hereof in the event that Executive’s estate or heirs initiate or continue any dispute or controversy arising under or in connection with this Agreement after Executive’s death; provided, however, that such reasonable legal fees (and related expenses) are incurred within the six (6)-year period following the date of Executive’s death. The reimbursement shall be made within ninety (90) days following the resolution of such contest or dispute (whether or not appealed), but not later than the end of the calendar year following the year in which the contest or dispute is resolved, to the extent the Company receives reasonable written evidence of such fees and expenses.”

6.	Subsection 12(f)) is hereby deleted in its entirety.

7. The second full sentence of Section 15 is revised in its entirety to read as follows:

“In addition, the Company shall pay to Executive’s spouse and eligible dependents for the period ending on the earlier of (i) the first anniversary of Executive’s death, or (ii) the first month in which Executive’s spouse and/or eligible dependents do not pay to the Company the applicable monthly premium for COBRA insurance coverage under the Company’s group health plan, a monthly cash payment that is equal to the aggregate monthly premium cost for “COBRA” family health coverage under the Company’s group health plan.”

8. In all respects not modified by this Amendment 2010-1, the Employment Agreement, Amendment 2008-1, Amendment 2008-2 and Amendment 2009-1 are hereby ratified and confirmed.

[Signature page follows]

IN WITNESS WHEREOF, Company and Executive agree to the terms of the foregoing Amendment 2010-1, effective as of the date set forth above.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

By: /s/ Stuart M. Essig

Name: Title:	Stuart M. Essig President and Chief Executive Officer

EXECUTIVE

/s/ John B. Henneman,III
John B. Henneman, III

Exhibit C

Form of Restricted Stock Agreement for Mr. Henneman
Annual Vesting Over Two Years

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (the “Award Agreement”), dated as of December 15, 2010 (the “Award Date”), is made by and between Integra LifeSciences Holdings Corporation, a Delaware corporation (the “Company”), and John B. Henneman, III, an employee of the Company (or one or more of its Related Corporations or Affiliates), hereinafter referred to as the “Participant”:

WHEREAS, the Company maintains the Integra LifeSciences Holdings Corporation 2003 Second Amended and Restated Equity Incentive Plan (the “Plan”), and wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made part of this Award Agreement; and

NOW, THEREFORE, in consideration of the various covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms not otherwise defined below shall have the meaning set forth in the Plan or, as indicated herein, in that certain Amended and Restated Employment Agreement dated as of December 19, 2005 between the Company and the Participant, as amended (the “Employment Agreement”), as applicable. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

1.1 Restricted Stock. “Restricted Stock” shall mean        shares of Common Stock of the Company issued under this Award Agreement and subject to the Restrictions imposed hereunder.

1.2 Restrictions. “Restrictions” shall mean the forfeiture and transferability restrictions imposed upon Restricted Stock under the Plan and this Award Agreement.

1.3 Rule 16b-3. “Rule 16b-3” shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

1.4 Secretary. “Secretary” shall mean the Secretary of the Company.

1.5 Termination of Service. “Termination of Service” shall mean the time when the Participant ceases to provide services to the Company and its Related Corporations and Affiliates as an employee or Associate for any reason with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, or Disability, but excluding a termination where the Participant is simultaneously reemployed by, or remains employed by, or continues to provide services to, the Company and/or one or more of its Related Corporations and Affiliates or a successor entity thereto.

1.6 Vested Shares. “Vested Shares” shall mean the shares of Restricted Stock which are no longer subject to the Restrictions by reason of Section 3.2.

1.7 Vesting Date. “Vesting Date” shall mean each of the first- and second-year anniversary dates of the Award Date.

ARTICLE II
ISSUANCE OF RESTRICTED STOCK

2.1 Issuance of Restricted Stock. On the date hereof the Company issues to the Participant the Restricted Stock subject to the Restrictions and other conditions set forth in this Award Agreement. The Company shall cause the Restricted Stock to be issued in the name of the Participant or held in book entry form, but if a stock certificate is issued it shall be delivered to and held in custody by the Company until the Restrictions lapse or such Restricted Stock is forfeited. As a further condition to the Company’s obligations under this Award Agreement, the Participant’s spouse, if any, shall execute and deliver to the Company the Consent of Spouse attached hereto as Exhibit A.

2.2 Restrictions. Until vested pursuant to Section 3.2, the Restricted Stock shall be subject to forfeiture as provided in Section 3.1 and may not be sold, assigned, transferred, pledged, or otherwise encumbered or disposed of.

2.3 Voting and Dividend Rights. The Participant, shall have all the rights of a stockholder with respect to his Restricted Stock, including the right to vote the Restricted Stock, except that the Participant shall have the right to receive all dividends or other distributions paid or made with respect to only those outstanding vested shares of Common Stock.

ARTICLE III
RESTRICTIONS

3.1 Forfeiture. Upon the Participant’s Termination of Service, the Participant’s rights in Restricted Stock that has not yet vested pursuant to Section 3.2 shall lapse, and such Restricted Stock shall be surrendered to the Company without consideration (and, in the event that certificates representing such Restricted Stock are held by the Company, such Restricted Stock shall be so transferred without any further action by the Participant).

3.2 Termination of Restrictions. The Restrictions shall terminate and lapse, and such shares shall vest in the Participant and become Vested Shares on each Vesting Date as provided in Section 3.3, provided that the Participant has continued to serve as an employee or an Associate from the Award Date to and including such Vesting Date. For the avoidance of doubt, in the event that a Termination of Service occurs on a Vesting Date as a result of the expiration of the term of the Participant’s employment with the Company, the shares of Restricted Stock scheduled to vest on such Vesting Date shall, as of such date, vest and become Vested Shares and the Restrictions thereon shall lapse. Notwithstanding the foregoing, upon a Change in Control, or in the event that the Participant’s employment is terminated by the Company without Cause, by the Participant for Good Reason, or as a result of the Participant’s death or Disability (each as defined in the Employment Agreement), all Restrictions on outstanding shares of Restricted Stock shall thereupon lapse and all outstanding shares of Restricted Stock shall become Vested Shares.

3.3 Lapse of Restrictions. One-half of the shares of Restricted Stock shall become Vested Shares on each Vesting Date. On each Vesting Date, the Company shall issue new certificates evidencing such Vested Shares and deliver such certificates to the Participant or his legal representative, or record such Vested Shares in book entry form, free from the legend provided for in Section 4.2 and any of the other Restrictions; provided, however, such certificates shall bear any other legends and such book entry accounts shall be subject to any other restrictions as the Company may determine are required to comply with Section 4.6. Such Vested Shares shall cease to be considered Restricted Stock subject to the terms and conditions of this Award Agreement. Notwithstanding the foregoing, no such new certificate shall be delivered to the Participant or his legal representative unless and until the Participant or his legal representative shall have satisfied the full amount of all federal, state and local withholding or other employment taxes applicable to the taxable income of the Participant resulting from the lapse of the Restrictions in accordance with Section 4.3.

ARTICLE IV
MISCELLANEOUS

4.1 No Additional Rights. Nothing in this Award Agreement or in the Plan shall confer upon any person any right to a position as an Associate or continued employment by the Company or any of its Related Corporations or Affiliates or affect in any way the right of any of the foregoing to terminate the services of an individual at any time.

4.2 Legend. Any certificates representing shares of Restricted Stock issued pursuant to this Award Agreement shall, until all Restrictions lapse and new certificates are issued pursuant to Section 3.3, bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING REQUIREMENTS AND MAY BE SUBJECT TO FORFEITURE UNDER THE TERMS OF THAT CERTAIN RESTRICTED STOCK AGREEMENT BY AND BETWEEN INTEGRA LIFESCIENCES HOLDINGS CORPORATION AND THE HOLDER OF THE SECURITIES. PRIOR TO VESTING OF OWNERSHIP IN THE SECURITIES, THEY MAY NOT BE, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, OR OTHERWISE ENCUMBERED OR DISPOSED OF UNDER ANY CIRCUMSTANCES. COPIES OF THE ABOVE REFERENCED AGREEMENT ARE ON FILE AT THE OFFICES OF THE CORPORATION AT 311 ENTERPRISE DRIVE, PLAINSBORO, NEW JERSEY 08536.

4.3 Tax Withholding. On each Vesting Date, the Company shall inform the Participant of the amount of tax which must be withheld by the Company under all applicable federal, state and local tax laws. Subject to any applicable legal conditions or restrictions, the Company shall withhold from the shares of Restricted Stock a number of whole shares of common stock having a fair market value, determined as of such Vesting Date, not in excess of the minimum of tax required to be withheld by law.

4.4 Notices. Any notice to be given under the terms of this Award Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Participant shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 4.4, either party may hereafter designate a different address for notices to be given to it or him. Any notice which is required to be given to the Participant shall, if the Participant is then deceased, be given to the Participant’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 4.4. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

4.5 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

4.6 Conformity to Securities Laws. This Award Agreement is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 16b-3. Notwithstanding anything herein to the contrary, this Award Agreement shall be administered, and the Restricted Stock shall be issued, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, this Award Agreement and the Restricted Stock issued hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

4.7 Amendment. This Award Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Award Agreement.

4.8 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Award Agreement regardless of the law that might be applied under principles of conflicts of laws.

*****

IN WITNESS HEREOF, this Award Agreement has been executed and delivered by the parties hereto.

THE PARTICIPANT	INTEGRA LIFESCIENCES HOLDINGS CORPORATION
By

John B. Henneman, III	Name:
c/o Integra LifeSciences Corporation	Title:

311 Enterprise Drive
Plainsboro, NJ 08536

EXHIBIT A
CONSENT OF SPOUSE

I,       , spouse of       , have read and approve the foregoing Award Agreement. In consideration of granting of shares of Integra LifeSciences Holdings Corporation to my spouse as set forth in the Award Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Award Agreement and agree to be bound by the provisions of the Award Agreement insofar as I may have any rights in said Award Agreement or any shares issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Award Agreement.

Dated:       ,

Name: